Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 5, 2005
949-250-7781

CALC Reports Second Quarter Results

Financial and Operating Highlights – Second Quarter 2005 vs. 2004

•                  Second quarter homebuilding revenues of $3.1 million due primarily to rain which delayed home deliveries

•                  Gross operating profit of $900,000

•                  29% gross margin from homebuilding

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported break even results for the three months ended June 30, 2005.  The second quarter results reflect gross operating profit of $900,000 from delivery of four homes at the Company’s Riverside, California homebuilding project, offset by operating expenses of $900,000 which were primarily selling, general and administrative expenses.

Raymond J. Pacini, CEO of the Company stated: “Our homebuilding efforts during the second quarter were focused on the acquisition of 249 lots in the Inland Empire and Lancaster, California, and construction activities at our five ongoing projects in Southern California.  While we were not expecting to deliver a significant number of homes this past quarter, actual deliveries were negatively impacted by the unusually heavy rain during the beginning of 2005.  We currently expect to deliver approximately 100 additional homes by the end of this year.”

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The recent quarter’s break-even results are slightly less profitable compared with the second quarter of 2004, when the Company reported net income of $200,000.  The prior year’s second quarter reflects gross operating profit of $1.1 million generated by deliveries of seven homes, offset by net operating expenses of $900,000 which were primarily comprised of selling, general and administrative expenses.

The average price of homes delivered increased significantly from $443,000 in the second quarter of 2004 to $775,000 during the second quarter of 2005, while the current quarter gross margin of 29.0% is slightly less than the prior period homebuilding gross margin of 32.3%.  The changes primarily reflect the larger homes at the Riverside project (Jasper Ranch), and varying levels of price appreciation related to variations in the holding periods for the land underlying the homes delivered.  A quarter-to-quarter comparison is not meaningful due to the low number of home deliveries during the recent quarter and variations in product mix.  The Company generated $100,000 less in gross operating profit from home sales during the second quarter of 2005 compared with the same period of 2004, while delivering three fewer homes (four vs. seven).

The Company also reported net income of $4.7 million, or $.43 per diluted share for the first six months of 2005.  Results for the first half of 2005 reflect $2.6 million of gross operating profit from delivery of 14 homes and recognition of a non-recurring income tax benefit of $4.4 million, primarily reflecting the reversal of valuation allowances on post-reorganization net operating losses (NOLs) as a result of the California Coastal Commission’s April 14, 2005 approval of the Company’s development plan for 349 homes on the Bolsa Chica upper mesa.  These income items were partially offset by $2.3 million of operating expenses, which were primarily selling, general and administrative expenses.

The operations for the first half of 2005 were favorable compared with the first half of 2004 when the Company reported net income of $500,000, or $.05 per diluted share, which reflected gross operating profit of $2.3 million from delivery of 20 homes.  The Company generated $300,000 more in gross operating profit from home sales during the first half of 2005 compared with the first half of 2004, while delivering six fewer homes (14 vs. 20).

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 50% of total assets as of June 30, 2005.  The Company is working diligently to satisfy the various conditions necessary for the Coastal Commission to issue the Coastal Development Permit (“CDP”) to build 349 homes on 68 acres of the upper bench of the Bolsa Chica mesa, which was approved by the Coastal Commission on April 14, 2005.  While it is difficult to predict how long this will take, the Company currently expects to satisfy the conditions for issuance of the CDP by the end of 2005, begin grading during the first half of 2006, begin building model homes in the second half of 2006 and start selling homes in the first half of 2007.  However, there can be no assurance in that regard, or as to (i) when development could commence, or (ii) the absence of further administrative delays.

On August 12, 2004, an agreement to sell a 103-acre parcel of the Bolsa Chica Mesa known as the “Lower Bench” to the State’s Wildlife Conservation Board (“WCB”) for $65 million was approved by the WCB.  The sale remains subject to shareholder approval at the Company’s August 11, 2005 Annual Meeting and the issuance of the CDP prior to the outside closing date of December 31, 2005. If the proposed sale is completed, WCB’s purchase of the property will be funded with bond proceeds authorized by voter-approved Proposition 50, which was passed in November 2002.  The Company currently expects to satisfy the conditions for issuance of the CDP by the end of 2005; however, there can be no assurances that the CDP will be issued by December 31, 2005 or that the sale will ever be completed.

The Company has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County.  The Company is also continuing to pursue other land development and lot acquisition opportunities throughout Southern California.  The Company has been increasing its lot inventory during 2004 and the first half of 2005, completing acquisitions of 265 single-family residential lots during 2004, and acquiring an additional 255 lots during the first half of 2005.

The tight supply of new homes in Southern California has resulted in significant home price increases over the last five years.  As a result, the affordability of new homes has been declining and could jeopardize future demand.  Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade.  While continued population growth and demand for new homes are expected to continue, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth or demand to diminish or cease.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes has delivered over 1,700 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder

and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $170 million of net operating loss carryovers (“NOLs”).  All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s board of directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the completion of the pending $65 million sale of the lower bench of the Bolsa Chica Mesa to the State of California’s Wildlife Conservation Board, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Homes delivered	4	7	14	20

Home sales revenue*	$3.1	$3.1	$9.6	$8.7
Cost of sales	2.2	2.1	7.0	6.4

Gross operating profit from homebuilding*	$.9	$1.0	$2.6	$2.3

Gross margin percentage	29.0%	32.3%	27.1%	26.4%

PER HOME DATA

Average sales price**	$775,000	$443,000	$686,000	$435,000

Average gross margin**	$225,000	$143,000	$186,000	$115,000

LOT INVENTORY

Backlog of homes sold, but not closed at end of period	94	89

Completed homes in inventory	—	—

Entitled lots controlled at end of period
Owned lots ***	762	280
Optioned lots	102	114

Total homes and lots	864	483

*                       Excludes approximately $100,000 from sale of land in 2004 periods.

**                Primarily reflects price appreciation and larger product square footage for home deliveries in Chino and near Riverside (2005) vs. Corona (2004).

***         Includes 349 lots at Bolsa Chica approved by the Coastal Commission in April 2005, pending satisfaction of permit conditions.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues	$3.1	$3.2	$9.6	$8.8

Costs of sales	2.2	2.1	7.0	6.4

Gross operating profit	.9	1.1	2.6	2.4

Selling, general and administrative expenses	.7	.8	1.9	1.7
Interest expense	—	—	—	.1
Income from unconsolidated joint ventures	—	(.1)	—	(.2)
Other expense, net	.1	.1	.3	.1

Income before income taxes	.1	.3	.4	.7

Provision (benefit) for income taxes (a)	.1	.1	(4.4)	.2

Minority interest in income of consolidated joint venture	—	—	.1	—

Net income	$—	$.2	$4.7	$.5

Other comprehensive income, net of income taxes:
Minimum pension liability income tax benefit	—	—	.9	—

Comprehensive income	$—	$.2	$5.6	$.5

Earnings per common share:

Basic	$—	$.02	$.46	$.05

Diluted	$—	$.02	$.43	$.05

Common equivalent shares:

Basic	10.2	10.1	10.2	10.1

Diluted	10.9	10.8	10.9	10.8

(a)                                  The income tax benefit for the six months ended June 30, 2005 includes the reversal of valuation allowance on post-Reorganization net operating losses of $4.7 million following the Coastal Commission’s approval of the development plan for the Bolsa Chica upper mesa.  The provision for income taxes reflects reductions in reserves of $100,000 for the six months ended June 30, 2004 due to the resolution of certain outstanding tax matters.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$5.4	$9.0

Restricted cash	.6	1.1

Real estate held for current development or sale	101.9	49.9

Consolidated real estate to be held for current development – not owned	—	24.7

Land held for future development or sale	157.8	156.4

Deferred tax assets	47.6	3.6

Other assets	2.0	6.1

Total Assets	$315.3	$250.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$10.3	$15.0

Project debt	73.9	22.6

Consolidated obligations related to real estate - not owned	—	24.7

Other liabilities	7.7	9.3

Total liabilities	91.9	71.6

Minority interest	.1	.3

Stockholders’ equity (a)	223.3	178.9

	$315.3	$250.8

Shares outstanding (b)	10.9	10.9

Book value per share (b)	$20.49	$16.41

(a)                                  Increase since December 31, 2004 reflects $4.7 million of net income, $38.5 million from reversal of valuation reserve on pre-Reorganization net operating losses, $300,000 from issuance of stock for exercised options and the related tax effect and $900,000 of other comprehensive income.

(b)                                 Assumes exercise of approximately 700,000 outstanding stock options for common shares which are dilutive.